Exhibit 99.1

News Release

Arch Chemicals, Inc.
501 Merritt 7
P.O. Box 5204
Norwalk, CT 06856

  Investor Contact:  Mark E. Faford (203) 229-2654

Press Contact:   Dale N. Walter   (203) 229-3033

ARCH CHEMICALS CLOSES ON $100 MILLION TERM LOAN FACILITY

NORWALK, CT, February 17, 2009  --  Arch Chemicals, Inc. (NYSE: ARJ) announced the successful completion of a new unsecured $100 million term loan facility with Banc of America Securities LLC and Greenwich Capital Markets, Inc. as joint lead arrangers and joint book managers.  The facility will mature on June 15, 2011, the same date the Company’s existing $350 million revolving credit facility expires.

The Company used the loan proceeds to pay down a portion of the revolving credit facility, thus providing additional liquidity in advance of the March 2009 maturity of its $62 million senior notes.

“We’re extremely pleased to have completed this new financing arrangement in today’s challenging economic and credit environment,” said Arch Chemicals’ Vice President and CFO Steven C. Giuliano.  “Our ability to add liquidity provides us with greater flexibility and reaffirms the value of our core Biocides portfolio and its long-term, profitable growth prospects,” Mr. Giuliano added.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with 2008 sales of approximately $1.5 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water treatment, hair and skin care products, treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments: Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia, Australia and Africa.   For more information, visit the Company’s Web site at http://www.archchemicals.com.

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Except for historical information contained herein, the information set forth herein may contain forward-looking statements that are based on management’s beliefs, certain assumptions made by management and management’s current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “opines,” “plans,” “predicts,” “projects,” “should,” “targets” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; continued weakening in U.S., European and Asian economies; increases in interest rates; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. or foreign laws and regulations; increased competitive and/or customer pressure; the Company’s ability to maintain chemical price increases; higher-than-expected raw material and energy costs and availability for certain chemical product lines; a change in the antidumping duties on certain products; price increases due to changes in Chinese taxes related to exports from China; increased foreign competition in the calcium hypochlorite markets; inability to obtain transportation for our chemicals; unfavorable court decisions, including unfavorable decisions in appeals of antidumping rulings, arbitration or jury decisions or tax matters; the supply/demand balance for the Company’s products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled, such as the China plant; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or Company plants; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; the impact of global weather changes; changes in the Company’s stock price; ability to obtain financing at attractive rates; financial market disruptions that impact our customers or suppliers; and gains or losses on derivative instruments.